UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-5
                           NOTIFICATION OF LATE FILING

          (Check one):  [X] Form 10-KSB  [ ] Form 20-F   [ ] Form 11-K
                         [ ] Form 10-QSB  [ ] Form N-SAR

                        For Year Ended: December 31, 2002

[  ]  Transition  Report  on  Form  10-K
[  ]  Transition  Report  on  Form  20-F
[  ]  Transition  Report  on  Form  11-K
[  ]  Transition  Report  on  Form  10-Q
[  ]  Transition  Report  on  Form  N-SAR

For  the  Transition  Period  Ended:  __________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
______________________________________________________________________________

PART  1  -  REGISTRANT  INFORMATION

UNITED  STATES  ANTIMONY  CORPORATION
-----------------------------------
Full  Name  of  Registrant

N/A
-----------------------------------
Former  Name  if  Applicable

P.O.  Box  643
-----------------------------------
Address  of  Principal  Executive  Office  (Street  and  Number)

Thompson  Falls,  MT,  59873
-----------------------------------
City,  State  and  Zip  Code

Part  II--Rules  12b-25(b)  AND  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b)The subject annual report, semi-annual report, transition report on Form 10-KSB, 10-K, Form 20-P, 11K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c)The  accountant's  statement  or  other  exhibit  required  by  Rule
12-b-25(c)  has  been  attached  if  applicable.

PART  III-NARRATIVE
State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attached Extra Sheets If Needed)

THE COMPANY HAS NOT COMPILED INFORMATION WITHIN THE PRESCRIBED TIME PERIOD IN ORDER TO PREPARE AN ACCURATE FORM 10-KSB AND ASSOCIATED MANAGEMENT'S DISCUSSION AND ANALYSIS TO FILE WITH THE COMMISSION.

PART  IV-OTHER  INFORMATION
(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification
          Jeffrey  R.  Maichel,  CPA            509               535-3503
               (Name)                        (Area  Code)(Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify  report(s).  [X]  Yes     [  ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
[  ]  Yes     [X]  No
If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

UNITED  STATES  ANTIMONY  CORPORATION
--------------------------------------------------------------
(Name  of  Registrant  as  Specified  in  Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March  27,  2003

By:/s/John C. Lawrence

John  C.  Lawrence,  President  and  Chief  Accounting  Officer